Exhibit 99 (k)(1)

EXECUTION VERSION

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”) made as of [--] [--], 2025, by and between STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the “Administrator”), and each entity identified on Appendix A, whose entity type and jurisdiction of formation is identified opposite its name (each, a “Fund” and collectively with the Administrator, the “Parties”, or a “Party”). Although the Parties have executed this Agreement in the form of a master agreement for administrative convenience, this Agreement shall create a separate Agreement for each Fund as though the Administrator had executed a separate Agreement with each Fund. The rights and obligations of each Fund under this Agreement are several. No rights, responsibilities or liabilities of a Fund shall be attributed to any other Fund.

W I T N E S S E T H:

WHEREAS, the Administrator is in the business of providing bookkeeping, fund accounting, and certain fund administration services to investment pools and investment managers and advisers;

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended, as a non-diversified, closed-end management investment company. The Fund is in the business of investing in public and private assets, all as is more fully described in the Fund’s Prospectus dated [--] (as the same may be amended, supplemented or otherwise modified from time to time) (the “Prospectus”);

WHEREAS, the Fund requires fund accounting and certain other fund administration services; and

WHEREAS, the Fund desires to retain the Administrator to perform the fund accounting and other administration services as described herein, and wishes to enter into this Agreement in order to set forth the terms and conditions upon which the Administrator will render and implement the services specified herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.            Duties of the Administrator. From and after the date of this Agreement, the Administrator agrees to provide to the Fund the services (the “Services”) listed on Exhibit A in connection with the Fund’s business and operations relating to the asset classes or asset types as agreed by the Parties in writing from time to time. The Administrator shall have no obligation to provide Services with respect to any new asset class or asset types, including Digital Assets, unless such assets have been previously approved in writing by the Administrator, which writing in the case of Digital Assets, must include specific reference to such assets on Exhibit A. As used herein, “Digital Assets” means an asset that is issued and/or transferred using distributed ledger or blockchain technology (“distributed ledger technology”), including, but not limited to, so-called “virtual currencies,” “coins,” and “tokens” and with respect to which the Administrator has agreed to provide Services hereunder.

Information Classification: Limited Access	1

EXECUTION VERSION

The Administrator shall not be responsible for any revisions to the methods of calculation prescribed by the Declaration of Trust (as defined below) or adopted by the Fund with respect to the Services unless and until such revisions are communicated in writing to, and agreed by, the Administrator. The Parties agree that in no circumstances will the Administrator be deemed to be providing the services of an external valuer for the purposes of the Directive 2011/61/EU on Alternative Investment Fund Managers and related regulations and implementing measures (the “AIFM Directive”). The Parties further agree that in no circumstances will the Administrator be an Alternative Investment Fund Manager under the AIFM Directive. For the avoidance of doubt, the Administrator shall be entitled to terminate this Agreement immediately if in its reasonable opinion the AIFM becomes a letter box entity for the purposes of the AIFM Directive.

2.              Duties of the Fund.

(a)            The Fund shall deliver to the Administrator, a true and correct copy of the following documents, including all future amendments and supplements thereto, if any: (i) trust certificate and the declaration and agreement of trust of the Fund (as the same may be amended, supplemented or otherwise modified from time to time, the “Declaration of Trust”), and (ii) the Prospectus.

(b)            The Fund shall be responsible for accurately and timely supplying, either directly or causing a third party to supply, the Administrator with complete financial and other information, including records of ownership, in order for the Administrator to provide the Services set forth in Exhibit A, including timely prior notice to the Administrator of any modification in the manner in which calculations are to be performed and of any amendments or supplements to the Declaration of Trust. The Fund agrees to promptly notify the Administrator of any inaccuracies in the ownership records relied on by the Administrator. The Fund will provide to the Administrator, on a timely basis, as required:

(i)	Detailed supporting documentation related to all investment transactions of the Fund;

(ii)	Manager’s letter and portfolio company status reports, as required;

(iii)	Completed subscription documents, transfer documents, other investor data and investor contact data, including appropriate tax forms, as required;

(iv)	Notification with detailed supporting documentation relating to all payments or other value received by the Manager or its affiliates that would impact the management fee of the Fund, if required;

(v)	Portfolio valuations for each financial reporting date;

(vi)	If applicable, the price sources to be used by the Administrator as designated by the Fund (collectively, the “Authorized Price Sources”); and

Information Classification: Limited Access	2

EXECUTION VERSION

(vii)	Such other certificates, documents and information required to enable the Administrator to perform the Services hereunder.

(c)            Manager. The Fund at any time may appoint one or more persons to provide advisory and/or management services to the Fund (the “Manager”). The Fund hereby notifies the Administrator that its investment adviser is Coatue Management, L.L.C. The Fund shall promptly notify the Administrator of the termination of its Manager and the appointment of any new Manager. The Administrator, in performing its duties under this Agreement, shall be entitled to rely upon instructions or information from any Manager, with such limitations as Fund and the Administrator may by written agreement provide. In the absence of such limitations, the Administrator shall be entitled to accept instructions from the Manager upon the assumption that the Manager may exercise full discretion with regard to all matters under this Agreement. For purposes of this Agreement, the term “Manager” shall not include any sub-adviser engaged to provide advisory services to the Fund.

(d)            The Fund acknowledges that the Administrator is not a public accounting or auditing firm, is not a fiduciary of a public accounting or auditing firm, and does not provide public accounting or auditing services or advice. The Fund further acknowledges that the Administrator is not acting as a fiduciary and is not providing fiduciary services for any purposes under the terms of this Agreement.

(e)            The Fund acknowledges that the Administrator does not provide legal or tax advice, and the Services being provided hereunder do not constitute such advice, and the Fund agrees that it is solely responsible for obtaining legal or tax advice in order to ensure compliance with its tax obligations.

(f)            The Fund acknowledges and agrees that:

(i)	it will have primary responsibility to cause investors to supply all required information and documentation to the Administrator in a timely basis for each transaction and as required by the Administrator;

(ii)	the Administrator, in connection with performing the Services hereunder, may contact investors in the Fund directly to obtain required investor information;

(iii)	the Administrator may, without liability, suspend redemption and distribution processing and the distribution of investor statements unless and until the Administrator has all required documentation relating to Fund investors;

(iv)	the Administrator may use investor or Fund director information and documentation obtained hereunder for the purposes of the Administrator providing services to other funds advised or managed by the investment manager or its affiliates, and for anti-money laundering review and compliance relating to such investor’s investment in other funds administered by the Administrator or its affiliates; and

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EXECUTION VERSION

(v)	where investor information provided by the Fund or the Fund’s investors includes personal information, the Fund will obtain all consents and approvals and give all notices, as required by all applicable laws and regulations regarding the collection, processing, use or disclosure of personal information, and as required for the Administrator to use and disclose such personal information in connection with the performance of the Services.

The Fund further acknowledges and agrees that in the event the Fund breaches subsection 2(f), the Administrator may, without liability, terminate this Agreement in its entirety or cease providing any part of the Services under this Agreement, including, but not limited to, excluding investors with insufficient documentation from distribution calculations or notices and recordkeeping or administrative services.

(g)            The Fund acknowledges and agrees that Administrator is not the agent of the Fund, or any owner of the Fund, for such purposes. The Fund further agrees, on its own behalf and on behalf of any owner of interests in the Fund, that any records maintained by Administrator pursuant to this Agreement shall not create any rights of entitlement with respect to a financial asset, as those terms are used in Article 8 of the Uniform Commercial Code, as applied from state-to-state.

(h)            The Fund acknowledges and agrees that it will not: (i) use the name of the Administrator or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation of the Administrator or its affiliates; or (ii) provide any description of the Services, in any Prospectus, investor report or other investor communications, advertising, or publicity, or otherwise, without prior written approval from the Administrator.

3.              Compensation.

The Fund agrees to pay the Administrator such compensation for its services and expenses as may be agreed upon from time to time in a written fee schedule approved by the Fund and the Administrator (the “Fee Schedule”). The fees shall be billed and shall be due and payable as set forth in the Fee Schedule. Upon the termination of this Agreement before the end of any calendar quarter, the fee for the part of the calendar quarter before such termination shall be prorated according to the proportion which such part bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. In addition, the Fund shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement as set forth in the Fee Schedule.

The Fund agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Fund through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur, in each case on the Fund’s behalf at the Fund’s request or with the Fund’s consent.

Information Classification: Limited Access	4

EXECUTION VERSION

The Fund will bear all expenses that are incurred by the Fund in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Fund, include, but are not limited to: its organizational expenses; cost of services of its independent accountants and outside legal and tax counsel (including such counsel’s review of the Prospectus, organizational documents, director or shareholder vote materials and financial reports and other materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Fund directly from parties other than the Administrator; cost of its trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund; its investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of its directors including, but not limited to, legal and accounting fees, and the costs of preparation, printing and mailing of any proxy materials; costs incidental to its board meetings, including fees and expenses of its directors; the salary and expenses of any officer, director or employee of the Fund; costs incidental to the preparation, printing and distribution of its reports; cost of typesetting and printing of any prospectus (including the Prospectus), the Declaration of Trust and financial and other reports; cost of preparation and filing of the Fund’s tax returns, if any, and all notices, registrations and amendments, if any, associated with tax and securities laws applicable to it; all registration fees and filing fees applicable to the Fund required under applicable regulations and tax and securities laws; fidelity bond and directors’ and officers’ liability insurance for the Fund; and costs of independent pricing services used in computing the Fund’s net asset value.

4.              Non-Exclusivity. The Services provided by the Administrator hereunder are not exclusive to the Fund. The Administrator currently renders and may render bookkeeping, fund accounting, trading support and other fund administration services, as well as provide other services, software and goods, to other clients during the term of this Agreement, and such services and goods may be the same or different or may rely on the same or different methods and programs as are utilized in the performance of the Services for the Fund.

5.              Confidentiality.

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 6 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its affiliates to employ or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement, or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

Information Classification: Limited Access	5

EXECUTION VERSION

6.              Use of Data

(a)            In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The Administrator and its Affiliates may store Confidential Information with third-party providers of information technology services, and permit access to Confidential Information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support.

(b)            Subject to the paragraph below, the Administrator and/or its Affiliates may use any Confidential Information of the Fund (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Fund and the Administrator or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Administrator and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Fund, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Administrator publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c)            The Administrator does not charge a fee for the Indicators, but may seek to realize economic benefit from the publication or distribution of the Indicators.

(d)            Except as expressly contemplated by this Agreement, nothing in this Section 6 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 6 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

7.              Liability.

The Administrator shall at all times exercise reasonable care and act in good faith in the performance of its duties hereunder, provided, however, that the Administrator shall assume no responsibility and shall be without liability for any loss, liability, claim or expense suffered or incurred by the Fund except to the extent caused solely by its own fraud, gross negligence or willful misconduct or that of its agents or employees in the performance of the Administrator’s duties hereunder. The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and shall have no responsibility for the actions or activities of any other party, including agents of or service providers to the Fund.

Information Classification: Limited Access	6

EXECUTION VERSION

Without in any way limiting the generality of the foregoing, the Administrator shall in no event be liable for any loss, damages, costs or expenses arising from causes beyond its reasonable control, including, without limitation, delay or cessation of services hereunder or any damages to the Fund resulting therefrom as a result of any work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action, act of terrorism, communications disruption or other impossibility of performance.

The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys’ fees) in any way due to the Fund’s use of the services provided hereunder or the performance of or failure to perform the Administrator’s obligations under this Agreement, whether or not the possibility of such damage was disclosed to the Administrator or could have been reasonably foreseen by the Administrator and whether asserted on the basis of contract, tort (including negligence and strict liability) or otherwise. The entire liability of the Administrator in connection with the Services provided to Fund and any agreement between the parties relating thereto (whether based on breach of contract, breach of warranty, negligence or any other legal theory) shall not in any twelve (12) month period exceed, in the aggregate, the total amount of fees paid or becoming due under this Agreement during such twelve (12) month period.

The Administrator is authorized and instructed to rely upon the information it receives from the Fund or any third party agent (including, without limitation, the Fund’s custodian(s), manager(s), investment manager(s), Authorized Price Sources and other pricing services or sources) (collectively, the “Third Party Agents” and individually, a “Third Party Agent”) authorized by the Fund to provide such information to the Administrator. The Fund and any Third Party Agent from which the Administrator shall receive or obtain certain records, reports and other data included in the Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered by the Fund as a result of the Administrator’s reliance on and utilization of such information. The Administrator shall have no responsibility and shall be without liability for any loss or damage caused by the failure or the delay of the Fund or any Third Party Agent to provide it with the information required.

The Administrator shall have no liability and shall be kept indemnified by the Fund against any loss, liability, claim or expense resulting from the offer, sale or transfer of shares or other interests in the Fund in violation of any requirement under any applicable securities laws or regulations including, but not limited to, the laws of the United States.

Information Classification: Limited Access	7

EXECUTION VERSION

Except as otherwise expressly agreed to in writing by the Administrator, the Administrator shall have no obligation to review, monitor or otherwise ensure compliance by the Fund with the investment policies, restrictions or guidelines applicable to it, including the legality of the Fund’s investments, the recording or validation of ownership or transfers, or any other term or condition of the Prospectus or any the governing documents of the Fund.

8.              Representations and Warranties.

(a)	The Fund hereby represents and warrants to the Administrator as follows:

(i)	The Fund has full power and authority and is permitted by applicable law to enter into this Agreement and to conduct its business as described in this Agreement, the Declaration of Trust and the Prospectus.

(ii)	The Fund has duly authorized and executed this Agreement, and upon delivery, this Agreement shall be binding on it and be enforceable against it in accordance with the terms of this Agreement, subject as to enforcement, to bankruptcy, insolvency, reorganization, conservation, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity (regardless of whether such enforceability is considered in equity or at law).

(iii)	The performance of the obligations under this Agreement by the Fund will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, management or advisory agreement, or other agreement or instrument to which the Fund is a party or by which the Fund is bound or to which any of the property or assets of the Fund is subject, or any order, rule, law, regulation, or other legal requirement applicable to the Fund or to the property or assets of the Fund.

(iv)	The Fund is in compliance with all laws, rules, and regulations having application to its business, properties, and assets the violation of which could materially adversely affect the Administrator’s performance of its obligations under this Agreement.

(v)	The Fund is duly organized and validly existing under the laws of the State of Delaware.

(vi)	There is no administrative, civil or criminal proceeding pending or to its knowledge, threatened against the Fund that could have a material adverse effect on the Fund’s or the Administrator’s business or financial condition. The Fund is not aware of any other information that would be likely to have a material adverse effect on the Fund’s or the Administrator’s business or financial condition.

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EXECUTION VERSION

(b)	The Administrator hereby represents and warrants to the Fund as follows:

(i)	The Administrator has full power and authority and is permitted by applicable law to enter into and carry out its obligations under this Agreement and to own its properties and conduct its business as described in this Agreement.

(ii)	The Administrator has duly authorized and executed this Agreement, and upon delivery, this Agreement shall be binding on it and be enforceable against it in accordance with the terms of this Agreement; subject as to enforcement, to bankruptcy, insolvency, reorganization, conservation, moratorium and other laws of general applicability relating to or affecting creditor’s rights and to general principles of equity (regardless of whether such enforceability is considered in equity or at law).

(iii)	The performance of the obligations under this Agreement by the Administrator will not conflict with, violate the terms of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Administrator is a party or by which it is bound or to which any of the property or assets of the Administrator is subject, or any order, rule, law, regulation, or other legal requirement applicable to the Administrator or to the property or assets of the Administrator.

(iv)	The Administrator is in compliance with all laws, rules, and regulations having application to its business, properties, and assets, the violation of which could materially adversely affect the Fund’s or the Administrator’s performance of their obligations under this Agreement.

(v)	The Administrator is a limited liability company formed under the laws of the Commonwealth of Massachusetts.

(vi)	There is no administrative, civil or criminal proceeding pending or, to its knowledge, threatened against the Administrator that could have a material adverse effect on the Administrator’s business or financial condition.

9.              Indemnification.

The Fund shall indemnify, hold harmless and defend the Administrator from and against any loss, liability, claim or expense (including reasonable attorneys’ fees and disbursements) suffered or incurred by the Administrator in connection with the performance of its duties hereunder, including, without limitation, any liability or expense suffered or incurred as a result of the acts or omissions of the Fund or any third party agent whose data or services the Administrator must rely upon in performing its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund; provided, however, that such indemnity shall not apply to any liability or expense to the extent directly caused by the Administrator’s fraud, gross negligence or willful misconduct in the performance of the Administrator’s duties hereunder.

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EXECUTION VERSION

The indemnification obligations of this Section 9 shall survive termination of this Agreement.

10.            Instructions By or On Behalf of the Fund. The Administrator may rely upon any written instructions reasonably believed by it to be genuine and to have been properly issued by or on behalf of the Fund. The Fund shall give timely instructions to the Administrator in regard to matters affecting its duties under this Agreement. For the avoidance of doubt, the Administrator shall be entitled to rely on instructions from or sent on behalf of, or purporting to be from or sent on behalf of, persons or parties the Administrator reasonably believes are trustees or members of the Fund as well as trustees or members named as such by the Fund. The Fund agrees that the Administrator shall not maintain master ownership records of the Fund, or act as agent of the Fund for purposes of processing any transfers, withdrawals, or redemptions of shares.

At any time, the Administrator may apply to the Fund for instructions and may consult with its own legal counsel or outside counsel for the Fund or the independent accountants for the Fund at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

11.            Term. This Agreement shall be effective on the date hereof and shall continue in full force and effect until the earlier of (a) the end of the calendar month in which the final tax return is filed for the Fund, or (b) termination by the Fund or Administrator pursuant to Section 12 below.

12.            Termination. This Agreement shall terminate upon at least ninety (90) days written prior notice from one Party to the other Party; provided, however, that either Party may terminate this Agreement immediately if the other Party goes into liquidation or if a receiver is appointed of any of such Party’s assets, and provided, further, that the Administrator may, at its option, terminate this Agreement if the Fund appoints a new or successor Manager.

If the Fund terminates this Agreement without cause prior to the one (1) year anniversary of the effective date of this Agreement, the Fund shall remain liable for the remaining fees for the first twelve (12) months of services hereunder.

13.            Remote Access Services Addendum. The Remote Access Services Addendum to this Agreement shall be incorporated by reference into this Agreement. The Fund acknowledges that the data and information it will be accessing from the Administrator is unaudited and may not be accurate due to inaccurate or stale pricing of securities, delays in updating the account and other causes for which the Administrator will not be liable to the Fund.

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EXECUTION VERSION

14.            Compliance with Governmental Rules and Regulations. The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator shall have no duties or obligations hereunder (i) to determine whether any subscription or other agreements or documents prepared by investors are accurate; (ii) to determine whether any investor has satisfied any requirement for investment in the Fund, either under U.S. federal law or the laws of any state, under the laws of any other jurisdiction, or under the Prospectus, Declaration of Trust or any offering materials; (iii) to monitor any purchase with respect to the securities laws of any state, or any federal securities laws or to make any filing under the same in connection therewith, including, without limitation, Regulation D of the Securities Act of 1933, as amended and the securities laws of any state; or (iv) to determine whether the investors in the Fund are “qualified purchasers” for the purpose of Section 3(c)(7) of the Investment Company Act of 1940. Upon request by the Administrator, the Fund shall provide or cause to be provided to the Administrator a certificate from each of the General Partner, Manager, and the independent accountants of the Fund, and each other service provider or agent acting on behalf of the Fund, as to such party’s compliance with such laws, rules and/or regulations to which the Fund is subject as specified by the Administrator. In each case, such certificate shall be in form and substance reasonably satisfactory to the Administrator.

15.            Records. The Administrator shall create and maintain all records relating to the Services provided hereunder. All such records shall at all times during the regular business hours of the Administrator be open for inspection by duly authorized officers, employees or agents of the Fund and employees and agents of the regulatory agencies having jurisdiction over the Fund. The Administrator shall preserve the records required to be maintained hereunder for the period required by law unless such records are earlier surrendered in connection with the termination of this Agreement or otherwise upon written request.

16.            Successor Administrator. If a successor to the Administrator shall be appointed by the Fund, then the Fund shall deliver to the Administrator a written notice designating the successor administrator and the Administrator shall upon termination of this Agreement deliver to such successor administrator at the office of the Administrator all books and records of account of the Fund maintained by the Administrator hereunder. In the event this Agreement is terminated by either Party without the appointment of a successor administrator, the Administrator shall, upon receipt of instructions by or on behalf of the Fund, deliver such properties in accordance with such instructions.

In the event that no written order designating a successor administrator or instructions shall have been delivered to the Administrator on or before the effective date of such termination, then the Administrator shall have the right to deliver to the offices of the Fund all property of the Fund held by the Administrator hereunder.

17.            Delegation.

(a)            The Administrator shall have the right to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the Services (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Fund. The Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Administrator had provided such Services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Administrator shall be responsible for the compensation of its Delegates.

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EXECUTION VERSION

(b)            The Administrator will provide the Fund with information regarding its global operating model for the delivery of the Services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Administrator that perform or may perform parts of the Services and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Fund may reasonably request from time to time.

(c)            Nothing in this Section 17 shall limit or restrict the Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the Services.

(d)            With respect to the U.S. Tax Services as set forth on Exhibit A attached hereto, the Fund acknowledges and agrees to execute and deliver to the Administrator a tax delegation consent in the form set forth as Exhibit B hereto, with such changes as the Administrator may require from time to time. While the Parties anticipate that such consent will be valid as long as the Agreement remains in effect, in the event the Fund revokes its consent at any time or does not provide its consent as required hereunder, the Fund acknowledges and agrees that the Administrator may, without liability or prior notice, cease performing any or all of the U.S. Tax Services and may renegotiate the fees the Administrator charge for such U.S. Tax Services.

18.            Entire Agreement. This Agreement and all exhibits and the addendum hereto constitute the entire agreement between the Parties hereto with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the Parties unless it shall be in writing and signed by the Party against whom enforcement is sought.

19.            Assignment. This Agreement shall not be assigned by either Party hereto without the prior express written consent of the other Party.

20.            Amendment; Waiver. This Agreement shall not be amended except by a writing signed by the Parties hereto. No waiver of any provision of this Agreement shall be implied from any course of dealing between the Parties hereto or from any failure by either Party hereto to assert its rights hereunder on any occasion or series of occasions.

21.            Notices. All notices shall be in writing and shall be deemed given when delivered in person, by facsimile, by overnight delivery through a commercial courier service, or by registered or certified mail, return receipt requested. Such notice shall be directed, and addressed as follows (or to such address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

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If to the Administrator:	State Street Bank and Trust Company
One Congress Street
Boston, MA 02114
Attention: Scott Carpenter, Senior Vice President
Telephone: 617-664-6156

If to the Fund:	Coatue Innovation Fund
c/o Coatue Management, L.L.C.
9 West 57th Street, 25th Floor
New York, NY 10019
Attention: Claire Jen
Telephone: (212) 715-5100
With a copy to compliance@coatue.com

22.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

23.            Consent to Jurisdiction. The Parties hereto agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved within The Commonwealth of Massachusetts. Accordingly, the Parties consent and submit to the jurisdiction of the courts and any applicable arbitral body located within The Commonwealth of Massachusetts. The Parties further agree that any such action or proceeding brought by either party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such party exclusively in the federal or state courts, or if appropriate before any applicable arbitral body, located within The Commonwealth of Massachusetts.

24.            Survival. The provisions of this Agreement shall survive the termination hereof with respect to any matter arising while this Agreement shall be in effect. In addition, all provisions regarding indemnification, warranty, liability and limits thereon shall survive following the expiration or termination of this Agreement.

25.            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

26.            Headings. Headings to sections and subsections in this Agreement are for the convenience of the Parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

27.            Severability. In the event any provision of this Agreement is held illegal, void or unenforceable, the balance shall remain in effect.

Information Classification: Limited Access	13

EXECUTION VERSION

28.            No Third Party Beneficiaries. This Agreement is not intended to and shall not convey any rights to persons not a party to this Agreement.

29.            Additional Funds. If any entity in addition to those listed on Appendix A would like the Administrator to render Services under the terms of this Agreement, the entity may notify the Administrator in writing. If the Administrator agrees in writing to provide the Services, Appendix A will be taken to be amended to include such entity as a Fund and that entity (together with the Administrator) will be bound by all Sections of this Agreement.

[Remainder of page intentionally left blank.]

Information Classification: Limited Access	14

EXECUTION VERSION

IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first written above.

COATUE INNOVATION FUND

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:

Information Classification: Limited Access	15

APPENDIX A

List of Funds

Fund Name	Entity Type	Jurisdiction of Formation
Coatue Innovation Fund	Statutory Trust	Delaware

Information Classification: Limited Access	A-1

EXHIBIT A

The Services

The Administrator shall perform the following services for the Fund:

I.	Fund Accounting Services as described in Exhibit A1 attached hereto;

II.	Fund Administration Tax Services as described in Exhibit A2 attached hereto;

III.	Fund Administration Legal Services as described in Exhibit A3 attached hereto;

IV.	Post-Trade Investment Compliance Testing Services as described in Exhibit A4 attached hereto;

V.	N-PORT Services as described in Exhibit A5 attached hereto;

VI.	Digital Asset Services as described in Exhibit A6 attached hereto;

VII.	FATCA Services as described in Exhibit A7 attached hereto; and

VIII.	Financial Reporting Services as described in Exhibit A8 attached hereto.

Information Classification: Limited Access	A-2

EXHIBIT A1

Fund Accounting Services

The Administrator shall maintain the books of account of the Fund and shall perform the following duties in the manner prescribed by the Fund’s Governing Documents:

•	Record general ledger entries;

•	Accrue/calculate monthly expenses;

•	Calculate monthly income;

•	Reconcile monthly activity to the trial balance;

•	Calculate monthly net asset value (“NAV”);

•	Maintain books and records of the Fund as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon;

•	Calculate fees such as but not limited to advisory fees in accordance with the applicable legal agreements;

•	Provide such other accounting services as directed by the Fund, and mutually agreed upon by the Administrator, which may be required to enable the Fund to maintain its books and records in compliance with applicable law and generally accepted accounting principles;

•	Maintain database detail of portfolio investments and record investment activity;

•	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

•	Reconcile information received from the Fund’s investment adviser against financial reports as provided by underlying fund investments, including but not limited to committed capital, capital contributions, unfunded committed capital and distributions received for each underlying fund investment.

•	The Fund shall provide timely prior notice to the Administrator of any modification in the manner in which such calculations are to be performed as prescribed in any revision to the Fund’s Governing Documents. The Administrator shall not be responsible for any revisions to calculations methods unless such revisions are communicated in writing to the Administrator.

Information Classification: Limited Access	A-3

EXHIBIT A2

Fund Administration Tax Services

Based on discussion with and direction by the Fund and its tax advisor regarding the tax treatment of various transactions of the Fund, the Administrator shall provide the tax services below. All schedules, statements and other reports prepared by the Administrator shall be reviewed by the Fund and agreed to by its tax advisor.

a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales, and all tax financial statement disclosure;

b.	Prepare the Funds’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Fund’s independent accountants and execution and filing by the Fund’s treasurer, including Form 1120-RIC and Form 8613;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.	Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm.

Tax services, as described in this Exhibit A4, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

Information Classification: Limited Access	A-4

EXHIBIT A3

Fund Administration Legal Services

The Administrator shall:

a.	Prepare the agenda and resolutions for all requested Board of Trustees (the “Board”) and committee meetings, make presentations to the Board and committee meetings where appropriate or upon reasonable request, gather and distribute materials using a board portal, prepare minutes for such Board and committee meetings and attend the Fund’s shareholder meetings and prepare minutes of such meetings;

b.	Prepare for filing with the SEC the following documents: Schedule TO, Form 40-17g, Form N-CSR, and Form N-PX;

c.	Prepare for filing with the SEC proxy statements and provide consultation on proxy solicitation matters;

d.	Maintain general Board calendars, tender offer, and regulatory filings calendars;

e.	Maintain copies of the Fund’s Declaration of Trust;

f.	Assist in developing guidelines and procedures to improve overall compliance by the Fund;

g.	Assist the Fund in the handling of routine regulatory examinations of the Fund and work closely with the Fund’s legal counsel in response to any non-routine regulatory matters; and

h.	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Fund, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate.

Information Classification: Limited Access	A-5

EXHIBIT A4

Post-Trade Investment Compliance Testing Services

The Administrator shall:

•	Provide daily testing of the Fund with respect to compliance with the requirements of the 1940 Act and limitations for the Fund contained in the Registration Statement for the Fund as may be mutually agreed upon, including Prospectus, Statement of Additional Information (“SAI”), and/or Investment Manager Guideline(s).

•	Provide quarterly testing of the Fund with respect to compliance with the requirements of Internal Revenue Code’s mandatory qualification requirements (Sub Chapter M and/or L).

Information Classification: Limited Access	A-6

EXHIBIT A5

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support Services”) (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Exhibit A5, the “Services”)

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•	Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Fund (including from any third parties with whom the Fund will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Fund, the Administrator’s internal systems and, in the case of the Fund not being administered by the Administrator or its affiliates, third party Fund administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Fund and (ii) annual updates of Form N-CEN for review and approval by the Fund.

•	The Fund acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•	Following review and final approval by the Fund of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Fund, the Administrator will (i) produce an XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to the portfolio (the “Portfolio”) of the Fund as set forth in the attached Annex 1, which shall be executed by the Administrator and the Fund. The Form N-CEN Services will be provided to the Fund as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Fund and by virtue of an updated Annex 1 that is signed by both parties.

(b)	Quarterly Portfolio of Investments Services:

•	Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Administrator will use such Required Data from the Fund, the Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Fund’s first and third fiscal quarter-ends.

Information Classification: Limited Access	A-7

•	Following review and final approval by the Fund of each such draft Portfolio of Investments, and at the direction of and on behalf of each Fund, the Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

Fund Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services, and (ii) Quarterly Portfolio of Investments Services.

The provision of the Services to the Fund by the Administrator is subject to the following terms and conditions:

1.	The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Fund or its affiliates or any pooled vehicle, security or other investment or portfolio regarding which the Fund or its affiliates provide services or is otherwise associated that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Fund’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Fund shall be as provided in such respective other agreements between the Administrator or its affiliates and the Fund relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Fund Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Fund under the Other Fund Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services by the Administrator, the Fund acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A)            Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with the Fund reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Fund), including, without limitation, arranging for the provision of data from the Fund, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to the Fund, the Administrator and the Fund will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services, and Quarterly Portfolio of Investments Services, hereunder; and

Information Classification: Limited Access	A-8

(B)            Providing all required information and assumptions not otherwise included in Fund data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that the Fund is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Fund hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

•	SEC filing classification of the Fund (i.e., small or large filer);

•	Identification of any data sourced from third parties;

•	Identification of any securities reported as Miscellaneous; and

•	Any Explanatory Notes included in N-PORT Section E.

2.	The Fund acknowledges that it has provided to the Administrator all material assumptions used by the Fund or that are expected to be used by the Fund in connection with the completion of Form N-PORT and Form N-CEN, and Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Fund will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Fund or otherwise previously approved by the Fund in connection with the Administrator’s provision of the Services. The Fund acknowledges that the completion of Form N-PORT and Form N-CEN, and Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;

•	Assumptions necessary in converting data extracts;

•	General operational and process assumptions used by the Administrator in performing the Services; and

•	Assumptions specific to the Fund.

Information Classification: Limited Access	A-9

The Fund hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Fund (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.	The Fund acknowledges and agrees on the following matters:

(A)            The Fund has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Fund has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)            The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Fund uses Services to comply with any law, regulation, agreement, or other Fund obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

(C)            The Fund may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Fund (“Materials”) (a) for the internal business purpose of the Fund relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Fund may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Fund (each a “Permitted Person”); provided, however, (i) the Fund may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Fund has separate license rights with respect to the use of such Third Party Data, or (iii) the Fund may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Information Classification: Limited Access	A-10

Except as expressly provided in this Section 3(C), the Fund, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Fund or any Permitted Persons (collectively, including the Fund, “Fund Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Fund has separate license rights with respect to the use of such Third Party Data). Without limitation, Fund Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)            The Fund shall limit the access and use of the Services and the Materials by any Fund Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Fund shall be responsible and liable for all acts and omissions of any Fund Parties.

(E)            The Services, the Materials and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Fund has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Fund automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Fund Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Fund.

(F)            The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

Information Classification: Limited Access	A-11

EXHIBIT A6

Digital Asset Services

1.	The Administrator will only provide Services with respect to a Digital Asset to the extent that (i) the Fund acquires or disposes of that asset on a digital asset exchange to which the Administrator has confirmed in writing that it has automated connectivity necessary to provide the Services and (ii) the digital asset is not a Privacy Coin, a non-fungible token, a decentralized finance (DeFi) token (unless the Administrator confirms its operational ability to support such DeFi token), or a token that is commonly associated with illegal or illicit activity. “Privacy Coin” means a digital asset that uses privacy-enhancing techniques to limit the traceability of the originator, beneficiary and transfer amounts of transactions.

2.	Only the following Services on this Exhibit A are provided with respect to Digital Assets:

•	Fund Accounting

•	Financial Statement Preparation

3.	With respect to Digital Assets, the Fund will provide such information and grant such access permissions, in each case as is reasonably requested and necessary for the agreed market data provider to source, and provide to the Administrator, trading data and all other information, including pricing, that the Administrator requires to maintain the accounting books and records for Digital Assets held by the Fund directly from the Fund’s selected custodians, exchanges, trading venues or such other locations where the Fund’s digital assets reside. The Administrator has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information sourced and provided to the Administrator by the agreed source for Digital Asset market data and shall be without liability for any loss or damage suffered by the Fund as a result of the Administrator’s reliance on and utilization of such information.

4.	The Fund agrees and understands that Digital Assets are new forms of assets, that the law regarding their ownership, taxation, custody, and transfer is developing and uncertain, and that such assets pose certain risks that are not present in the case of more traditional asset classes. The Fund further agrees that the Administrator will have no liability or responsibility for any obligations now or hereafter imposed on the Fund, the Manager or the Administrator or its affiliates as a result of changes in the tax or other applicable law as they apply to Digital Assets held by the Fund.

Information Classification: Limited Access	A-12

EXHIBIT A7

FATCA Services

The Administrator shall provide the FATCA services below. The Administrator will provide the FATCA services based upon the applicable procedures, which procedures shall be provided from time to time by the Administrator to the Fund (the “Procedures”). All schedules, statements and other reports prepared by the Administrator shall be reviewed and agreed to by the Fund. Notwithstanding the ability of the Fund to contract with the Administrator to perform the FATCA services, the Fund shall be ultimately responsible for complying with its own regulatory obligations pursuant to Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (“FATCA”).

Notwithstanding anything in the Agreement to the contrary, the Parties hereby agree that in the event that the Administrator is held liable for any reason in connection with providing the FATCA services hereunder, including, but not limited to, any liability relating to the Fund’s compliance with the requirements of FATCA and any other federal or state statute, law, regulation or ruling, or statute, law, regulation or ruling outside of the United States, the Administrator’s cumulative liability for any events in the calendar year in which an event occurred resulting in liability, regardless of the form of action or legal theory, shall be limited to the aggregate fees paid for FATCA services to the Administrator by the Fund hereunder during such calendar year.

1.	Upon receipt of Forms W-8 and W-9 for the Fund and its investors, review such forms for required FATCA information and provide the status to the Fund.

2.	Review the Fund’s investor services records at least annually for existing documentation and information on investors in the Fund and update FATCA information for each investor where FATCA is applicable.

3.	Review and record the FATCA information received in conjunction with each investor’s subscription form.

4.	At the direction of the Fund, contact investors in the Fund for additional or updated documentation and information required for FATCA classification.

5.	Upon notification from the Fund of a change in circumstance, update investor records in accordance with such change in circumstance.

6.	Provide standardized investor status reports for investor information on file to the Fund annually.

Information Classification: Limited Access	A-13

EXHIBIT A8

Financial Reporting Services

The Administrator shall:

a.	Prepare for the review by designated officer(s) or other person(s) of the Fund, as applicable, financial information for financial reports (e.g., financial statements, schedules and notes (including tax footnote disclosures) required to be included in and filed with the Securities and Exchange Commission ("SEC") as part of or in connection with the Fund’s annual and semi-annual shareholder reports quarterly schedule of investments for the first and third fiscal quarter ends, and other periodic and current reports (as mutually agreed upon) filed with the SEC; and

b.	Coordinate the audit of the Fund’s financial statements by the Fund’s independent accountants, including the preparation of supporting audit workpapers and other schedules.

Information Classification: Limited Access	A-14

EXHIBIT B

CONSENT TO DISCLOSE TAX RETURN INFORMATION

Federal law prohibits our disclosing, without your consent, your federal tax return information to third parties or our use of that information for purposes other than the preparation of your return.

Subject to the terms and conditions of the Administrative Services Agreement dated [--] [--], 2025 (the “Services Agreement”) between STATE STREET BANK AND TRUST COMPANY (“we” or “State Street”) and EACH ENTITY IDENTIFIED ON APPENDIX A ATTACHED THERETO (“you” or the “Customer”), we may subcontract portions of our U.S. Tax Services (the “Tax Services”) to State Street affiliates and/or other subcontractors. By signing below, you hereby authorize us to provide any and all information, including your entire tax return information for all past, present, and future years, that we receive in connection with this engagement (the “Information”) to the State Street affiliates and subcontractors listed on Schedule A (the “Authorized Persons”), for the purpose of providing the Tax Services set forth in the Services Agreement and for related administrative and regulatory compliance purposes (the “Authorized Purposes”). You further authorize each Authorized Person to disclose the Information to any other Authorized Person, to State Street and to State Street Bank and Trust Company, in connection with the Authorized Purposes.

Your consent will be valid as long as the Services Agreement remains in effect, or for such longer periods as required in order for State Street to assist you with future tax-related needs or to comply with legal, regulatory, and professional standards. Notwithstanding the foregoing, you may revoke your consent with regards to Tax Services at any time by providing written notice to us. By signing below, you agree that if you revoke your consent, we may refuse to perform Tax Services and/or alter the fees we charge for such Tax Services.

In lieu of consenting to this disclosure, you have the right to request a more limited disclosure of tax return information. In the event that the service model changes as a result of your revocation or limitation on this consent, you agree to negotiate an equitable adjustment to the applicable fee schedule in good faith.

COATUE INNOVATION FUND

By:

Name (printed):
Title:
Date:

Information Classification: Limited Access	B-1

Schedule A

to Consent to Disclose Tax Return Information

•	State Street Corporate Services Mumbai Private Limited

•	KPMG LLP

•	Grant Thornton LLP

Information Classification: Limited Access	B-2

REMOTE ACCESS SERVICES ADDENDUM TO ADMINISTRATIVE SERVICES AGREEMENT BETWEEN EACH ENTITY IDENTIFIED ON APPENDIX A ATTACHED THERETO (“you” or the “Customer”) AND STATE STREET BANK AND TRUST COMPANY

Unless otherwise indicated, capitalized terms used in this Addendum shall have the meanings given to them in the Administrative Services Agreement.

State Street Bank and Trust Company and its direct and indirect subsidiaries, including but not limited to International Fund Services (N.A.), L.L.C. collectively referred to in this Addendum as “State Street” has developed and/or utilizes proprietary or third party accounting and other systems in conjunction with the services that State Street provides to you. In this regard, State Street maintains certain information in databases under State Street ownership and/or control that State Street makes available to customers (the “Remote Access Services”).

The Services

State Street agrees to provide you, the Customer, and your designated employees, investment advisors, consultants or other third parties who agree to abide by the terms of this Addendum (“Authorized Designees”) with access to State Street proprietary and third party systems as may be offered by State Street from time to time (each, a “System”) on a remote basis.

Security Procedures

You agree to comply, and to cause your Authorized Designees to comply, with remote access operating standards and procedures and with user identification or other password control requirements and other security devices and procedures as may be issued or required from time to time by State Street or its third party vendors for use of the System and access to the Remote Access Services. You are responsible for any use and/or misuse of the System and Remote Access Services by your Authorized Designees. You agree to advise State Street immediately in the event that you learn or have reason to believe that any person to whom you have given access to the System or the Remote Access Services has violated or intends to violate the terms of this Addendum and you will cooperate with State Street in seeking injunctive or other equitable relief. You agree to discontinue use of the System and Remote Access Services, if requested, for any security reasons cited by State Street and State Street may restrict access of the System and Remote Access Services by you or any Authorized Designee for security reasons or noncompliance with the terms of this Addendum at any time.

Fees

Fees and charges for the use of the System and the Remote Access Services and related payment terms shall be as set forth in the RAA Fee Schedule in effect from time to time between the parties (the “RAA Fee Schedule”). You shall be responsible for any tariffs, duties or taxes imposed or levied by any government or governmental agency by reason of the transactions contemplated by this Addendum, including, without limitation, federal, state and local taxes, use, value added and personal property taxes (other than income, franchise or similar taxes which may be imposed or assessed against State Street). Any claimed exemption from such tariffs, duties or taxes shall be supported by proper documentary evidence delivered to State Street.

Information Classification: Limited Access	i

Proprietary Information/Injunctive Relief

The System and Remote Access Services described herein and the databases, computer programs, screen formats, report formats, interactive design techniques, formulae, processes, systems, software, knowhow, algorithms, programs, training aids, printed materials, methods, books, records, files, documentation and other information made available to you by State Street as part of the Remote Access Services and through the use of the System and all copyrights, patents, trade secrets and other proprietary and intellectual property rights of State Street and third party vendors related thereto are the exclusive, valuable and confidential proprietary property of State Street and its relevant licensors and third party vendors (the “Proprietary Information”). You agree on behalf of yourself and your Authorized Designees to keep the Proprietary Information confidential and to limit access to your employees and Authorized Designees (under a similar duty of confidentiality) who require access to the System for the purposes intended. The foregoing shall not apply to Proprietary Information in the public domain or required by law to be made public.

You agree to use the Remote Access Services only in connection with the proper purposes of this Addendum. You will not, and will cause your employees and Authorized Designees not to, (i) permit any third party to use the System or the Remote Access Services, (ii) sell, rent, license or otherwise use the System or the Remote Access Services in the operation of a service bureau or for any purpose other than as expressly authorized under this Addendum, (iii) use the System or the Remote Access Services for any fund, trust or other investment vehicle without the prior written consent of State Street, or (iv) allow or cause any information transmitted from State Street’s databases, including data from third party sources, available through use of the System or the Remote Access Services, to be published, redistributed or retransmitted for other than use for or on behalf of yourself, as our Customer.

You agree that neither you nor your Authorized Designees will modify the System in any way, enhance, copy or otherwise create derivative works based upon the System, nor will you or your Authorized Designees reverse engineer, decompile or otherwise attempt to secure the source code for all or any part of the System.

You acknowledge that the disclosure of any Proprietary Information, or of any information which at law or equity ought to remain confidential, will immediately give rise to continuing irreparable injury to State Street or its third party licensors and vendors inadequately compensable in damages at law and that State Street shall be entitled to obtain immediate injunctive relief against the breach or threatened breach of any of the foregoing undertakings, in addition to any other legal remedies which may be available.

Information Classification: Limited Access	ii

Limited Warranties

State Street represents and warrants that it is the owner of and/or has the right to grant access to the System and to provide the Remote Access Services contemplated herein. Because of the nature of computer information technology, including but not limited to the use of the Internet, and the necessity of relying upon third party sources and data and pricing information obtained from third parties, the System and Remote Access Services are provided “AS IS” without warranty express or implied including as to availability of the System, and you and your Authorized Designees shall be solely responsible for the use of the System and Remote Access Services and investment decisions, results obtained, regulatory reports and statements produced using the Remote Access Services. State Street and its relevant licensors and third party vendors will not be liable to you or your Authorized Designees for any direct or indirect, special, incidental, punitive or consequential damages arising out of or in any way connected with the System or the Remote Access Services, nor shall any party be responsible for delays or nonperformance under this Addendum arising out of any cause or event beyond such party’s control.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ADDENDUM, STATE STREET FOR ITSELF AND ITS RELEVANT LICENSORS AND THIRD PARTY VENDORS EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES CONCERNING THE SYSTEM AND THE SERVICES TO BE RENDERED HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Infringement

State Street will defend or, at our option, settle any claim or action brought against you to the extent that it is based upon an assertion that access to or use of State Street proprietary systems by you under this Addendum constitutes direct infringement of any United States patent or copyright or misappropriation of a trade secret, provided that you notify State Street promptly in writing of any such claim or proceeding and cooperate with State Street in the defense of such claim or proceeding and allow State Street sole control over such claim or proceeding. Should the State Street proprietary system or any part thereof become, or in State Street’s opinion be likely to become, the subject of a claim of infringement or the like under any applicable patent, copyright or trade secret laws, State Street shall have the right, at State Street’s sole option, to (i) procure for you the right to continue using the State Street proprietary system, (ii) replace or modify the State Street proprietary system so that the State Street proprietary system becomes noninfringing, or (iii) terminate this Addendum without further obligation. This section constitutes the sole remedy available to you for the matters described in this section.

Information Classification: Limited Access	iii

Termination

Either party may terminate this Addendum (i) for any reason by giving the other party at least two-hundred and seventy (270) days’ prior written notice, or (ii) immediately for failure of the other party to comply with any material term and condition of the Addendum by giving the other party written notice of termination that cannot be cured. This Addendum shall in any event terminate within ninety (90) days after the termination of any service agreement applicable to you. Your use of any third party System is contingent upon your compliance with any terms and conditions of use of such System imposed by such third party and State Street’s continued access to, and use of, such third party System. In the event of termination, you will return to State Street all copies of documentation and other confidential information in your possession or in the possession of your Authorized Designees and immediately cease access to the System and Remote Access Services. The foregoing provisions with respect to confidentiality and infringement will survive termination for a period of three (3) years.

Miscellaneous

This Addendum constitutes our entire understanding with respect to access to the System and the Remote Access Services. This Addendum cannot be modified or altered except in a writing duly executed by both of us and shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

Information Classification: Limited Access	iv